EXHIBIT 99.1

Woodward Reports First Quarter Fiscal Year 2017 Results

FORT COLLINS, Colo., Jan. 23, 2017 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its first quarter of fiscal year 2017 ending December 31, 2016.  (All per share amounts are presented on a fully diluted basis.)

First Quarter Fiscal 2017 Highlights

  Net sales for the first quarter of 2017 were $443 million, compared to $445 million for the first quarter of last year. Both Aerospace and Industrial segment sales were essentially flat with the prior year.

  Net earnings for the first quarter of 2017 were $47 million, or $0.73 per share, compared to $26 million, or $0.40 per share, in the first quarter of 2016. The prior year first quarter included after-tax special charges totaling $10 million, or $0.16 per share.

  Total EBIT1 for the first quarter of 2017 was $53 million, compared to $34 million in the first quarter of the prior year. EBIT in the first quarter of fiscal 2016 included the special charges of $16 million pre-tax.

  Aerospace segment earnings as a percent of segment net sales increased to 17.6 percent for the first quarter of 2017, compared to 16.2 percent in the prior year quarter. Industrial segment earnings as a percent of segment net sales decreased to 10.2 percent for the first quarter of 2017, compared to 12.2 percent in the prior year quarter.

  Net cash generated from operating activities for the first quarter of fiscal 2017 was $52 million, compared to $37 million for the prior year. Free cash flow1 was $31 million for the first quarter of 2017, compared to $4 million for the same period of the prior year.

“Our first quarter operating results were in line with our expectations for both segments. Aerospace continues to perform well and our Industrial segment is showing signs of stabilization,” said Thomas A. Gendron, Chairman and Chief Executive Officer. “We remain firmly on track to achieve our fiscal year expectations.”

Company Results

Net sales for the first quarter of fiscal 2017 were $443 million, compared to $445 million for the first quarter of fiscal 2016.

EBIT was $53 million for the first quarter of 2017, compared to $34 million for the first quarter of 2016. EBIT in the first quarter of fiscal year 2016 included pre-tax special charges of $16 million related primarily to strategic actions to consolidate facilities, reduce costs and address market conditions.  EBIT in the first quarter of 2017 was favorably impacted by lower costs resulting from the special charges taken last year and lower operating expenses.

The effective tax rate for the first quarter of 2017 was 1.1 percent, compared to 7.6 percent for the first quarter of 2016. The 2017 first quarter tax rate is attributable to the favorable impact of repatriating certain foreign earnings in the quarter. The first quarter of 2016 included the benefit of the retroactive impact of the research and experimentation tax credit reinstatement. The discrete item giving rise to the low tax rate this quarter was anticipated in our full year tax rate guidance of 25 percent, which remains unchanged.

Net earnings for the first quarter of 2017 were $47 million, or $0.73 per share, compared to $26 million, or $0.40 per share in the first quarter of 2016. The first quarter of 2016 included the special charges of $10 million after tax, or $0.16 per share.

Segment Results

Aerospace
Aerospace segment net sales for the first quarter of fiscal 2017 were $267 million, compared to $269 million for the first quarter a year ago. Segment earnings for the first quarter of 2017 were $47 million, compared to $43 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 17.6 percent this quarter, compared to 16.2 percent in the same quarter of the prior year.

Commercial aftermarket sales were lower on a comparative basis due to a strong first quarter in the prior year and the timing of deliveries this quarter, but benefited from both the initial provisioning for the new platforms and increased utilization of existing fleets. Next generation aircraft programs drove strong commercial OEM sales, partially offset by continuing weakness in business jets and rotorcraft. Aerospace defense sales were strong for both OEM and aftermarket programs. The improvement in segment earnings was primarily attributable to lower R&D expenses.

Industrial
Industrial segment net sales for the first quarter of fiscal 2017 were $176 million, comparable to the first quarter a year ago. Segment earnings for the first quarter of 2017 were $18 million, compared to $22 million in the first quarter a year ago. Segment earnings as a percent of segment net sales were 10.2 percent in the first quarter of 2017, compared to 12.2 percent in the same quarter of the prior year.

Industrial sales continued to stabilize this quarter. The decrease in segment earnings was primarily due to unfavorable product mix.

Nonsegment
Nonsegment expenses totaled $11 million for the first quarter of fiscal 2017, compared to $31 million for the same quarter last year. The decrease in nonsegment expenses was due to $16 million of special charges recorded in the first quarter of 2016 and timing of certain expenses in the first quarter of 2017.

Cash Flow and Financial Position

Net cash generated from operating activities was $52 million for the first quarter of fiscal 2017, compared to $37 million for the first quarter of fiscal 2016. Free cash flow was $31 million for the first quarter of 2017, compared to $4 million for the first quarter of 2016. Payments for property, plant, and equipment for the first quarter of 2017 were $21 million, compared to $33 million for the first quarter of 2016.

Total debt was $720 million at December 31, 2016, compared to $727 million at September 30, 2016.  The ratio of debt-to-debt-plus-equity was 37.1 percent at December 31, 2016, compared to 37.5 percent at September 30, 2016.

Outlook

Fiscal year 2017 guidance is unchanged. Net sales are expected to increase by approximately 4 to 6 percent from the prior year and earnings per share are expected to be between $2.95 and $3.25. Sales and earnings for both segments are anticipated to be in line with original guidance.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, January 23, 2017 to provide an overview of the financial performance for the first quarter of fiscal year 2017, business highlights, and outlook for fiscal 2017. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international).  Participants should call prior to the start time to allow for registration; the Conference ID is 42772801. An audio replay will be available by telephone from 7:30 p.m. EST on January 23, 2017 until 11:59 p.m. EST on February 6, 2017. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 42772801.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.2

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our expectations related to the performance of our segments, our expectations regarding our financial performance and tax rate for the fiscal year, our strategic actions and their proposed effect, our future sales, earnings, liquidity, tax rate, and relative profitability, and expectations regarding our markets. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; risks related to Woodward’s common stock, including changes in prices and trading volumes; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; Woodward’s operations may be adversely affected by information systems interruptions or intrusions; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2016 and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended
	December 31,
(Unaudited - in thousands except per share amounts)	2016	2015

Net sales	$442,894	$445,110
Costs and expenses:
Cost of goods sold	327,194	333,377
Selling, general, and administrative expenses	33,796	40,782
Research and development costs	26,540	31,597
Amortization of intangible assets	6,458	6,946
Interest expense	6,840	6,908
Interest income	(405)	(447)
Other (income) expense, net	(4,588)	(2,009)
Total costs and expenses	395,835	417,154
Earnings before income taxes	47,059	27,956
Income taxes	511	2,136
Net earnings	$46,548	$25,820

Earnings per share amounts:
Basic earnings per share	$0.76	$0.41
Diluted earnings per share	$0.73	$0.40
Weighted average common shares outstanding:
Basic	61,559	63,054
Diluted	63,671	64,452
Cash dividends per share paid to Woodward common stockholders	$0.11	$0.10

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31,	September 30,
	2016	2016
(Unaudited - in thousands)
Assets
Current assets:
Cash and cash equivalents	$80,885	$81,090
Accounts receivable	252,761	343,768
Inventories	493,764	461,683
Income taxes receivable	23,129	20,358
Other current assets	34,257	37,525
Total current assets	884,796	944,424
Property, plant, and equipment, net	877,077	876,350
Goodwill	553,300	555,684
Intangible assets, net	190,933	197,650
Deferred income tax assets	18,963	20,194
Other assets	51,146	48,060
Total assets	$2,576,215	$2,642,362

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$150,000	$150,000
Accounts payable	149,280	169,439
Income taxes payable	1,374	4,547
Accrued liabilities	115,823	156,627
Total current liabilities	416,477	480,613
Long-term debt, less current portion	569,878	577,153
Deferred income tax liabilities	9,063	3,777
Other liabilities	358,429	368,224
Total liabilities	1,353,847	1,429,767
Stockholders’ equity	1,222,368	1,212,595
Total liabilities and stockholders’ equity	$2,576,215	$2,642,362

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2016	2015

Net cash provided by operating activities	$52,351	$37,360

Cash flows from investing activities:
Payments for property, plant, and equipment	(21,058)	(33,131)
Proceeds from sale of assets	3,682	1,852
Proceeds from sales of short-term investments	758	-
Net cash used in investing activities	(16,618)	(31,279)

Cash flows from financing activities:
Cash dividends paid	(6,779)	(6,321)
Proceeds from sales of treasury stock	4,843	1,252
Payments for repurchases of common stock	(24,004)	(30,712)
Borrowings on revolving lines of credit and short-term borrowings	316,650	220,000
Payments on revolving lines of credit and short-term borrowings	(312,800)	(135,598)
Payments of long-term debt and capital lease obligations	(102)	(50,000)
Net cash used in financing activities	(22,192)	(1,379)
Effect of exchange rate changes on cash and cash equivalents	(13,746)	(2,482)
Net change in cash and cash equivalents	(205)	2,220
Cash and cash equivalents at beginning of period	81,090	82,202
Cash and cash equivalents at end of period	$80,885	$84,422

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2016	2015
Net sales:
Aerospace	$266,680	$268,599
Industrial	176,214	176,511
Total consolidated net sales	$442,894	$445,110
Segment earnings*:
Aerospace	$46,877	$43,486
As a percent of segment sales	17.6%	16.2%
Industrial	17,998	21,551
As a percent of segment sales	10.2%	12.2%
Total segment earnings	64,875	65,037
Nonsegment expenses	(11,381)	(30,620)
EBIT	53,494	34,417
Interest expense, net	(6,435)	(6,461)
Consolidated earnings before income taxes	$47,059	$27,956

Payments for property, plant and equipment	$21,058	$33,131
Depreciation expense	$12,455	$10,116
*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT [1] AND EBITDA [1]
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2016	2015
Net earnings (U.S. GAAP)	$46,548	$25,820
Income taxes	511	2,136
Interest expense	6,840	6,908
Interest income	(405)	(447)
EBIT (Non-U.S. GAAP)	53,494	34,417
Amortization of intangible assets	6,458	6,946
Depreciation expense	12,455	10,116
EBITDA (Non-U.S. GAAP)	$72,407	$51,479

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2016	2015
Net cash provided by operating activities (U.S. GAAP)	$52,351	$37,360
Payments for property, plant, and equipment	(21,058)	(33,131)
Free cash flow (Non-U.S. GAAP)	31,293	4,229

1Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). We have also presented certain financial measures net of special charges taken in the quarter. Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

CONTACT:
Don Guzzardo
Director, Investor Relations & Treasury
970-498-3580
Don.Guzzardo@woodward.com